Exhibit 99.1
Contacts:

Media	Investors
Brad Bishop	Sean F. O’Hara	James T. Crines
574-372-4291	574-371-8032	574-372-4264
bradley.bishop@zimmer.com	sean.f.ohara@zimmer.com	james.crines@zimmer.com
Ray Elliott to Retire as Chairman of
Zimmer Holdings; John McGoldrick
to Serve as Non-Executive Chairman
(WARSAW, IN) November 27, 2007—Zimmer Holdings, Inc. (NYSE and SWX: ZMH) today announced that J. Raymond Elliott will resign as Chairman of the Board and a member of the Board of Directors effective November 30, 2007, following 10 years of service with the Company. John L. McGoldrick, a current Board member, will serve as Non-Executive Chairman.
Mr. Elliott served as Chairman, President and Chief Executive Officer of the Company from August 2001 to May 2007 when David C. Dvorak was promoted to the positions of President and Chief Executive Officer. In November 2006, Mr. Elliott announced his plans to retire following the appointment of a successor CEO.
“My time at Zimmer has seen remarkable change,” said Mr. Elliott. “I had a special opportunity to lead a great company for many years. I have especially enjoyed working with my colleagues whose collective efforts saw Zimmer recognized as a market leader and become a separate publicly held company. I wish all of them continuing success.”
The Company said that the Board of Directors believed that the appointment of a non-executive Chairman was an appropriate leadership structure for the Company at this point in time.

Mr. McGoldrick has served as a director of the Company since 2001 and is the Chair of the Corporate Governance Committee. He currently serves as Senior Vice President of the International AIDS Vaccine Initiative. He served as the General Counsel and in other executive capacities with Bristol-Myers Squibb Company for more than 10 years. He retired from Bristol-Myers Squibb as its Executive Vice President in April 2006.
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is the worldwide #1 pure-play orthopaedic leader in designing, developing, manufacturing and marketing reconstructive and spinal implants, trauma and related orthopaedic surgical products. Zimmer has operations in more than 24 countries around the world and sells products in more than 100 countries. Zimmer’s 2006 sales were approximately $3.5 billion. The Company is supported by the efforts of more than 7,000 employees worldwide.
###
Visit Zimmer on the worldwide web at www.zimmer.com
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our ability to successfully integrate acquired businesses, the impact of our settlement of the federal investigation into financial relationships with consulting surgeons, including our compliance with the Deferred Prosecution Agreement through March 2009 and the Corporate Integrity Agreement through 2012, the outcome of the Department of Justice Antitrust Division investigation announced in June 2006, the outcome of the informal investigation by the U.S. Securities and Exchange Commission into Foreign Corrupt Practices Act matters announced in October 2007, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, control of costs and expenses, our ability to form and implement alliances, international growth, governmental laws and regulations affecting our U.S. and international businesses, including tax obligations and risks, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.